UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      March 22, 2006  (March 15, 2006)

O’Sullivan Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-31282	43-0923022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Mansell Court East, Suite 100, Roswell, Georgia		30076
(Address of principal executive offices)		(ZIP Code)

Registrant's telephone number, including area code (678) 939-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03                Bankruptcy or Receivership
                                and
Item 3.03                Material Modification to Rights of Security Holders.

         Confirmation of Plan of Reorganization. We filed for protection from our creditors and other claimants under Chapter 11 of the United States Bankruptcy Code on October 14, 2005 in the United States Bankruptcy Court for the Northern District of Georgia. The cases for O’Sullivan Holdings and its domestic subsidiaries are being jointly administered under case no. 05-83049. Since that date, O’Sullivan has continued to operate its business and manage its properties as debtor-in-possession pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code. On February 10, 2006, the Court approved O’Sullivan’s second amended disclosure statement. As of February 28, 2006, O’Sullivan Industries Holdings, Inc.’s total assets were approximately $158.8 million, while its total liabilities were approximately $417.6 million.

         On March 16, 2006, the U.S. Bankruptcy Court for the Northern District of Georgia entered an order confirming O’Sullivan’s modified second amended plan of reorganization. Under the plan of reorganization, various classes of O’Sullivan’s debt and equity will receive differing treatment according to their respective priorities.

•	Obligations under O’Sullivan’s debtor-in-possession credit agreement, as well as administrative and priority claims, will be paid in full and letters of credit outstanding under the debtor-in-possession credit agreement will be secured or replaced.

•	Obligations under the $100 million principal amount 10.63% senior secured notes due 2008 of O’Sullivan Industries, Inc. will receive an aggregate of $10 million of new secured notes and ten million shares of new common stock of O’Sullivan Industries Holdings, Inc., representing 100% of the outstanding equity of the reorganized O’Sullivan Industries Holdings, Inc., subject to dilution upon the issuance of shares of restricted stock and the exercise of certain warrants and options.

•	General unsecured claims against O’Sullivan Industries, Inc., O’Sullivan Industries - Virginia, Inc. or O’Sullivan Furniture Factory Outlet, Inc. other than the $96 million principal amount 13.375% senior subordinated notes due 2009 of O’Sullivan Industries, will receive a cash distribution of 9% of their allowed claims under the plan of reorganization. Certain vendor and utility creditors also had the right to elect to participate in a settlement under which O’Sullivan will pay an additional 2% to 8% of their allowed claims in cash, based on the size of such allowed claims. The claims of these unsecured creditors will be extinguished upon the effectiveness of the plan of reorganization.

•	Holders of O’Sullivan Industries, Inc.'s $96 million principal amount of 13.375% senior subordinated notes will receive:

•	Series A warrants to purchase an aggregate of 526,316 shares of new common stock of O’Sullivan Industries Holdings, Inc. at a price of $7.06, which warrants will expire on the fourth anniversary of the effective date of the plan of reorganization; and

•	Series B warrants to purchase an aggregate of 554,017 shares of new common stock of O’Sullivan Industries Holdings, Inc. at a price of $9.81, which warrants will expire on the fifth anniversary of the effective date of the plan of reorganization.

•	Holders of O’Sullivan Industries Holdings, Inc. equity, indebtedness and other obligations, including the O’Sullivan Industries Holdings, Inc. 12% note due 2009 with a principal amount of $29.8 million, the tax sharing agreement with RadioShack and options and warrants to purchase O’Sullivan Industries Holdings, Inc. Class A common stock, Series A junior preferred stock or Series B junior preferred stock, will receive no distribution under the plan of reorganization, and their rights will be extinguished upon the effectiveness of the plan of reorganization.

•	The plan of reorganization also provides for the issuance over time of up to 1,231,148 shares of new common stock of O’Sullivan Industries Holdings, Inc. pursuant to a new Management and Director Equity Plan. Of the shares authorized by the plan, up to 55,549 shares of restricted stock may be issued, while the remainder may be used for stock options. Therefore, upon the effectiveness of the plan of reorganization, an aggregate of 12,311,481 shares of new common stock of O’Sullivan Industries Holdings, Inc. will be issued or reserved for issuance.

Item 8.01                Other Events.

         O’Sullivan also announced that it has received a commitment to secure up to $50 million in exit financing from Wachovia Bank. The revolving credit facility, which will be secured by substantially all of O’Sullivan's assets, will support the implementation of the plan of reorganization and provide working capital for O’Sullivan’s ongoing operations.

         We issued a press release on March 16, 2006 regarding the confirmation of O’Sullivan’s plan of reorganization, the commitment for exit financing and the anticipated timing of the effectiveness of the plan. A copy of the press release is furnished as an exhibit to this report.

Item 9.01                Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit 2.1           Modified Second Amended Plan of Reorganization, as modified for O’Sullivan Industries Holdings, Inc.,
                             O’Sullivan Industries, Inc., O’Sullivan Industries–Virginia, Inc. and O’Sullivan Furniture Factory Outlet, Inc.
                             as confirmed with the United States Bankruptcy Court for the Northern District of Georgia on
                             March 16, 2006 (jointly administered under Case No. 05-83049)

Exhibit 2.2          Order confirming the Debtors’ Modified Second Amended Joint Plan of Reorganization with respect to
                            O’Sullivan Industries Holdings Inc., O’Sullivan Industries, Inc., O’Sullivan Industries–Virginia, Inc. and
                            O’Sullivan Furniture Factory Outlet, Inc. (jointly administered under Case No. 05-83049), dated March 16, 2006.

Exhibit 99.1          Press Release dated March 16, 2006

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O’SULLIVAN INDUSTRIES, INC.

Date: March 22, 2006	/s/ Rick A. Walters
Rick A. Walters Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer